THERMOGENESIS SIGNS MAJOR BONE MARROW PRODUCT DISTRIBUTION AGREEMENT IN CHINA
Company Enters Into Agreement with Nanshan Memorial Medical Institute

(RANCHO CORDOVA, CA), November 4, 2010—ThermoGenesis Corp. (NASDAQ: KOOL), a leading supplier of innovative products and services that process and store adult stem cells, said today it has signed a distribution agreement covering China and Hong Kong for its products used to prepare cell concentrates, including stem cells, from bone marrow, at the point-of-care and in the laboratory.

The four-year agreement is with Nanshan Memorial Medical Institute (Nanshan), a progressive regenerative medicine company in China and Hong Kong that distributes medical products and has operated multiple, large healthcare facilities, including hospitals, stem cell banks and research centers. Under the agreement, Nanshan will have exclusive distribution rights for the Company’s Res-Q™ 60 BMC (Res-Q) System and the MXP™ MarrowXpress products.

Dr. Lu Daopei is founder and serves as medical director on behalf of Nanshan. Dr. Lu is a world-renowned hematologist and expert in the field of hematopoietic stem cell transplants. He pioneered the first successful syngeneic bone marrow stem cell transplant in the People’s Republic of China to treat aplastic anemia and the first allogeneic peripheral blood stem cell transplant to treat acute leukemia.

“This agreement represents a major milestone in our strategy to expand the geographic reach of our offerings into a very exciting market opportunity for the Company,” said J. Melville Engle, Chairman and Chief Executive Officer of ThermoGenesis. “We believe Dr. Lu’s reputation as a pioneer in hematological medicine and leading stem cell expert in China, combined with the strong, in-country presence of Nanshan, will greatly enhance ThermoGenesis’ ability to achieve timely government approvals and market adoption of our bone marrow technologies,” he added.

During phase one of the distribution agreement Nanshan will, after obtaining regulatory approval in China, target over twenty high volume procedure hospital facilities in five major Chinese provinces, including Hubei, Beijing, Chongqing, Jaingsu, and Shanghai. Phases two and three will include additional hospitals within these provinces and the expansion into medical centers in other provinces. As part of the agreement, ThermoGenesis will initially grant Nanshan restricted stock equal to one-half percent of the total outstanding common shares of the Company, or approximately 70,000 shares, in exchange for setup investments by Nanshan in infrastructure and organizational build-out dedicated to the distribution of ThermoGenesis’ products. In addition, the contract calls for the issuance of additional restricted stock upon the completion of certain revenue milestones over the term of the contract. The maximum number of restricted shares issuable over the four years of the agreement totals 876,000 and is based upon the milestone achievement of $43 million in sales. All awards are subject to the requirements under Rule 144 of the U.S. Securities Act of 1933.

“We are delighted to be introducing these ThermoGenesis products in China and Hong Kong. In the U.S., both Res-Q and MXP have demonstrated efficient preparation of cell concentrates in rapid and easy-to-use procedures in both commercial applications and the clinical setting. ThermoGenesis has developed leading-edge technology for the bone marrow stem cell market and we believe the products will receive a positive response,” said Daniel Lu, President of Nanshan.

“With this agreement, and those we signed earlier this calendar year with GE Healthcare, TotiPotentSC and CEI, we now have a global presence for our bone marrow product offerings to complement our exclusive program for orthopedic indications in the U.S. with Celling Technologies,” Engle noted.

The Company has also filed a form 510(k) with the FDA seeking market clearance for use of Res-Q in the preparation of platelet rich plasma, or PRP, from peripheral blood and recently signed a distribution agreement with BioParadox, Inc., for the PRP cardiology market.

About Nanshan Memorial Medical Institute

Nanshan Memorial Medical Institute is a multi-platform organization engaging in the commercialization and distribution of new products, healthcare-related R&D, education, and innovative therapeutics. Nanshan has a broad clinical, academic and scientific network worldwide, particularly in China and the USA. The company’s web site is www.nsmmi.com.

About Dr. Lu Daopei

Professor Lu Daopei, M.D. served as director of Peking University Institute of Hematology from 1981-2005. Dr. Lu was elected as a permanent member (academician) of the Chinese Academy of Engineering (CAE) and was elected a member of the second presidium of CAE. He is a member of the Academic Committee of Peking University Health Science Center; Chair of Hematology at Peking University Health Science Center; a member of the Standing Committee of Chinese Medical Association; Chairman of the Committee of Medical Nomenclature; President of the Chinese Society of Hematology CMA; and Chairman of the Committee of Hematologic Malignancies of the CACA. In 2002, Dr. Lu was elected vice president of the Asian Hematology Association, and served as Chairman of the 11th Congress of the International Society of Hematology-Asian Pacific Division. Dr. Lu is a prolific writer and medical researcher with publication of more than 300 peer-reviewed articles, reviews and book chapters.

About ThermoGenesis Corp.

ThermoGenesis Corp. (www.thermogenesis.com) is a leader in developing and manufacturing automated blood processing systems and disposable products that enable the manufacture, preservation and delivery of cell and tissue therapy products. These include:

•	The BioArchive® System, an automated cryogenic device, used by cord blood stem cell banks in more than 30 countries for cryopreserving and archiving cord blood stem cell units for transplant.

•	AXP® AutoXpress™ Platform (AXP), a proprietary family of automated devices that includes the AXP and the MXP™ MarrowXpress™ and companion sterile blood processing disposables for harvesting stem cells in closed systems. The AXP device is used for the processing of cord blood. The MXP is used for the preparation of cell concentrates, including stem cells, from bone marrow aspirates in the laboratory setting.

•	The Res-Q™ 60 BMC (Res-Q), a point-of-care system designed for the preparation of cell concentrates, including stem cells, from bone marrow aspirates.

•	The CryoSeal® FS System, an automated device and companion sterile blood processing disposable, used to prepare fibrin sealants from plasma in about an hour. The CryoSeal FS System is approved in the U.S. for liver resection surgeries. The CryoSeal FS System has received the CE-Mark which allows sales of the product throughout the European community.

This press release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those contemplated by the forward-looking statements. Several factors including timing of FDA approvals, changes in customer forecasts, our failure to meet customers’ purchase order and quality requirements, supply shortages, production delays, changes in the markets for customers’ products, introduction timing and acceptance of our new products scheduled for fiscal year 2011, and introduction of competitive products and other factors beyond our control could result in a materially different revenue outcome and/or in our failure to achieve the revenue levels we expect for fiscal 2011. A more complete description of these and other risks that could cause actual events to differ from the outcomes predicted by our forward-looking statements is set forth under the caption “Risk Factors” in our annual report on Form 10-K and other reports we file with the Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward-looking statements.

ThermoGenesis Corp.
Web site: http://www.thermogenesis.com
Contact: Investor Relations
+1-916-858-5107, or
ir@thermogenesis.com